Exhibit 99

For Immediate Release


Tejas Bancshares, Inc. and its banking subsidiary, The First National Bank of Amarillo, Texas, today (April 18, 2001) announced the appointment by the Board of Directors of John Stradley to serve as President and Chief Executive Officer of both entities. Don Powell, who formerly held those positions, continues to serve as Chairman of the Board and will continue to support the bank.

The Board took this action upon learning that Powell has received initial indication from the Bush Administration that President Bush intends to nominate Powell to serve as Chairman of the Federal Deposit Insurance Corporation.

"I'm thrilled that The First National Bank will continue to prosper and grow under John's leadership. We have a team of capable, dedicated employees committed to our mission," Powell said.

Stradley has served as a member of the bank's Board of Directors since 1998. He is currently Secretary of the Board of Directors and also assists The First National Bank, overseeing lending and other banking operations. He has more than 30 years of banking experience having worked for the original First National Bank from 1966 until 1997, at which time he served as Executive Vice President and Manager of lending. From 1996 until 2000, Stradley served as a Potter County Commissioner. He currently serves as Vice President and a member of the Board of Directors of Amarillo Business Foundation and is a member of the Board of Directors of the Tri-State Fair Association.

The Board of Directors and Stradley emphasized the company's continued commitment to its shareholders, customers and employees. "We have a great team at The First National Bank, and will continue to provide our customers with the highest caliber of service," Stradley said.

"We are extremely pleased to appoint John Stradley to serve as our President and CEO," said Danny Conklin, one of the company's directors. "John is a capable and experienced banker with strong ties to the Amarillo community. We were also delighted to learn of Don Powell's good news from Washington," Conklin said. "Don has distinguished himself as a leader in Amarillo and in the banking industry."


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Page 2
News Release
The First National Bank of Amarillo, Texas
April 18, 2001


Tejas Bancshares, Inc. is the parent company of The First National Bank of Amarillo, a $368 million community bank serving customers from six locations in the Texas Panhandle.

Certain statements in this press release that are not historical in nature, including statements regarding management's beliefs, expectations or predictions of future prosperity and growth and representations of service, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions for forward-looking statements contained in that Act. We are including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements are made based on assumptions involving certain known and unknown risks and uncertainties, many of which are beyond the company's control, and other important factors that may cause actual results or achievements to differ materially from the expectations expressed or implied by such statements. These risks include, among others, increased competitive pressure among financial services companies, changes in the interest rate environment and deterioration in general economic conditions, internationally, nationally or in the markets served by the company. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made.